Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-170386) pertaining to the 2004 Stock Incentive Plan of SciQuest, Inc. and subsidiaries of our reports dated February 24, 2012, with respect to the consolidated financial statements, and the effectiveness of internal control over financial reporting of SciQuest, Inc. and subsidiaries included in this Annual Report (Form 10-K) of SciQuest, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 24, 2012